Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of January 31, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of January 31, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $433,932)	$435,575
Cash and cash equivalents	24,821
Other assets	13,598
Other liabilities	(96,142)
Net Asset Value	$377,852
Number of outstanding shares	36,276,126

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by class as of January 31, 2026 ($ in thousands, except shares and per share data):

Class	Monthly Net Asset Value	Number of outstanding shares	Net Asset Value per share as of January 31, 2026
Series I
Anchor I Shares	$761	73,617	$10.33
Anchor II Shares	$14,407	1,400,709	$10.29
Anchor II-B Shares	$1	110	$10.31
E Shares	$2,199	212,282	$10.36
Standard A Shares	$441	42,826	$10.29
Standard B Shares	$1	110	$10.29
V Shares	$1	40	$25.00
Series II
Anchor I Shares	$105,925	10,168,642	$10.42
Anchor II Shares	$103,065	9,919,577	$10.39
Anchor III Shares	$104,410	10,000,000	$10.44
E Shares	$44,860	4,286,737	$10.46
Standard A Shares	$1,780	171,436	$10.38
V Shares	$1	40	$25.00

Total	$377,852	36,276,126